Exhibit 99.1        Press Release of Tengasco, Inc  dated March 17, 2017

Tengasco Adopts Rights Plan to Protect Net Operating Losses

Greenwood Village, Colorado , March17, 2017 — Tengasco, Inc. (NYSE MKT: TGC) announced that its Board of Directors has adopted a Rights Plan intended to help preserve assets related to the Company’s net operating losses. As of December 31, 2016, the Company had cumulative net operating loss carryforwards of approximately $28.2 million, which are usable in certain circumstances to offset future U.S. taxable income.

After considering the estimated value of the Company’s tax benefits and the potential for limitations to the NOL’s occurring upon an “ownership change”, the Board adopted the Rights Plan, which is intended to protect Tengasco’s tax benefits.  Tengasco’s ability to use these tax benefits would be limited if it were to experience  an “ownership change” under Section 382 of the Internal Revenue Code. This would occur if stockholders that own at least 5% of outstanding common stock increased their ownership in the Company by more than 50 percentage points within a rolling three-year period. The Rights Plan reduces the likelihood that changes in Tengasco’s investor base would limit Tengasco’s future use of its tax benefits. The Company believes that no ownership change as defined in Section 382 has occurred as of the date of this press release.

To implement the Rights Plan, the Board declared a dividend of one preferred share purchase right for each outstanding share of its common stock to shareholders of record on March 27, 2017.  The rights are further described in a Registration Statement on Form 8-A filed with the Securities and Exchange Commission today. The rights will become exercisable if a person acquires 4.95% or more of Tengasco common stock or if a person that already owns 4.95% or more of common stock acquires additional shares above the percentage currently owned.  Tengasco’s stockholders that currently own more than 4.95% of the common stock will be “grandfathered” at their current ownership level.  If the rights become exercisable, all holders of rights, other than the person triggering the exercisability of the rights, become entitled to purchase Tengasco stock at an approximate 50% discount. Rights held by the person triggering the rights will become void and will not be exercisable.

The rights are not taxable to stockholders. The rights will trade with Tengasco’s common stock and will expire on the day after the 2017 annual shareholders meeting   unless ratified at the meeting, in which case they would expire in three years. The Board may terminate the plan or redeem the rights prior to the time they are exercisable.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of applicable securities laws.

Contact:

Cary V. Sorensen, Vice President